Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact Uzi Sasson, CFO
IXYS Corporation

(408) 982-0700
IXYS Announces Record Revenues, Backlog and Bookings In September Quarter
SANTA CLARA, CA. November 1, 2006 — IXYS Corporation (NASDAQ:IXYS) today reported net revenues of $71.9 million for the second fiscal quarter ended 9/30/2006, an increase of 13.4%, as compared with net revenues of $63.4 million for the same period in the prior fiscal year. For the six months ended 9/30/2006, IXYS reported net revenues of $139.6 million, an increase of 10.2% as compared with net revenues of $126.7 million for the same period in the prior fiscal year.
A power semiconductor company, IXYS develops power and RF semiconductors and control ICs that are used to improve power conversion efficiency in a range of applications, including telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also produces digital and analog ICs that control flat panel displays, medical instruments and telecommunication products (i.e., VoIP).
Within the renewable energy industry, IXYS supplies chips that control/regulate high voltages between DC energy (windmills/solar panels) and AC energy (U.S. electric grid). In addition, IXYS has developed solar cell arrays and cards for charging portable batteries.
“We experienced record revenues and bookings in the September quarter, and have had three consecutive quarters of record backlog. European and Asian sales have been especially strong; the USA market remained stable. We continue to see increased demands for our unique power semiconductors in the industrial markets and the alternative renewable energy markets. Our IC products are selling strongly in the telecommunications and power managements markets,” said Dr. Nathan Zommer, Chief Executive Officer.
Gross profit was $22.1 million, or 30.8% of net revenues, for the quarter ended 9/30/2006, as compared to gross profit of $21.2 million, or 33.5% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the six months ended 9/30/2006 was $44.0 million, or 31.5% of net revenues, as compared to gross profit of $42.4 million, or 33.4% of net revenues, for the same period in the prior fiscal year.
Net income for the quarter ended 9/30/2006 was $3.8 million, or $0.11 per diluted share, as compared to $5.5 million, or $0.16 per diluted share, for the same quarter in the prior fiscal year. Net income for the six months ended 9/30/2006, was $28.1 million, or $0.79 per diluted share, as compared to net income of $10.7 million, or $0.30 per diluted share, for the same period in the prior fiscal year.
Results for the six months ended 9/30/2006 included adjustments in the quarter ended 6/30/2006 for the litigation provision and related tax effects of $21.4 million. Excluding the impact of the adjustments in the quarter ended 6/30/2006 for the litigation provision and related tax effects, net income for the six months ended 9/30/2006 would have been $0.18 per diluted share.

The corporation repurchased 644,000 IXYS shares for $5.7 million during the September quarter. Chief Financial Officer Uzi Sasson added, “We plan to continue buying back shares under our authorized stock buyback program.”
“In seeking to maintain consistent revenue growth, IXYS has focused on providing products and services to our largest customers. As a result, much of our revenue growth stemmed from products with lower margins,” stated Mr. Sasson. “Our business continues to be strong, as evidenced by our record bookings of $80.9 million and record backlog of $102.2 million. We project higher revenues in the December 2006 quarter, between $72 million and $74 million.”
About IXYS
Since its inception in 1983, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency. IXYS is a U.S. pioneer in the development of power semiconductors that effectively monitor electrical voltage to produce maximum effect with the least expenditure of energy.
Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits can play a vital role in reducing energy costs and consumption – as their products regulate the amount of energy utilized by everyday products. With a customer base of over 3,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a leading provider of power semiconductors in the U.S.
A forerunner in the alternative and renewable energy industry, IXYS focuses on harnessing wind and solar power for conversion to the U.S. electrical power grid – one more way to avoid another 2003 blackout. In addition, IXYS’ R&D teams also developed solar cell arrays and cards for charging portable batteries – with applications for traditional alkaline batteries, laptops, cell phones, RFID tags and sensors, to name a few.
IXYS, and its subsidiary companies, offer a diversified product base that addresses worldwide needs for power conversion, electrical efficiency and renewable energy.
Non-GAAP Financial Information
Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the litigation provision related to the LoJack litigation and the impact of various adjustments to deferred tax assets, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to bookings, backlog, the demand for and sales of our products in various markets, the plan to continue buying back shares and our projection for revenues in the December 2006 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, an unexpected increase or leveling of our costs or reduced cash flows, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended June 30, 2006, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	March 31,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$66,936	$78,505
Accounts receivable, net	45,434	42,774
Other receivables	1,752	1,433
Inventories, net	76,550	60,357
Prepaid expenses and other current assets	3,186	2,688
Deferred income taxes	10,423	25,049

Total current assets	204,281	210,806
Plant and equipment, net	44,912	40,049
Other assets	12,549	12,580
Deferred income taxes	16,808	16,552

Total assets	$278,550	$279,987

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,538	$2,255
Current portion of notes payable to bank	1,128	973
Accounts payable	24,516	20,259
Accrued expenses and other current liabilities	33,426	68,504

Total current liabilities	61,608	91,991
Capitalized lease and other long term obligations, net of current portion	14,857	14,447
Pension liabilities	14,211	13,576

Total liabilities	90,676	120,014

Common stock	347	347
Additional paid-in capital	153,634	156,664
Notes receivable from stockholders	0	(59)
Retained earnings	27,470	(614)
Accumulated other comprehensive income	6,423	3,635

Stockholders’ equity	187,874	159,973

Total liabilities and stockholders’ equity	$278,550	$279,987

3

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net revenues	$71,875	$63,385	$139,616	$126,726
Cost of goods sold	49,755	42,154	95,612	84,350

Gross profit	22,120	21,231	44,004	42,376

Operating expenses:
Research, development and engineering	4,921	4,083	10,029	8,239
Selling, general and administrative	10,828	9,905	22,884	19,162
Litigation provision	183	—	(36,644)	—

Total operating expenses	15,932	13,988	(3,731)	27,401

Operating income	6,188	7,243	47,735	14,975
Other (expense) income, net	200	786	(644)	1,211

Income before income tax provision	6,388	8,029	47,091	16,186
Provision for income tax expense	2,600	2,485	19,007	5,503

Net income	$3,788	$5,544	$28,084	$10,683

Net income per share — basic	$0.11	$0.17	$0.82	$0.32

Weighted average shares used in per share calculation — basic	33,929	33,525	34,051	33,470

Net income per share — diluted	$0.11	$0.16	$0.79	$0.30

Weighted average shares used in per share calculation — diluted	35,124	35,758	35,326	35,871

4

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net income, as reported (GAAP)	$3,788	$5,544	$28,084	$10,683
Adjustments to GAAP net income:
Litigation provision and related tax effects	—	—	(21,432)	—

Non-GAAP net income	$3,788	$5,544	$6,652	$10,683

Net income per share-basic, as reported (GAAP)	$0.11	$0.17	$0.82	$0.32
Adjustments to GAAP net income per share-basic:
Litigation provision and related tax effects	—	—	(0.63)	—

Net income per share-basic, (non-GAAP)	$0.11	$0.17	$0.19	$0.32

Net income per share-diluted, as reported (GAAP)	$0.11	$0.16	$0.79	$0.30
Adjustments to GAAP net income per share-diluted:
Litigation provision and related tax effects	—	—	(0.61)	—

Net income per share-diluted, (non-GAAP)	$0.11	$0.16	$0.18	$0.30

Weighted average shares used in per share calculation
Basic	33,929	33,525	34,051	33,470
Dilutive weighted average shares	1,195	2,233	1,275	2,401

Diluted	35,124	35,758	35,326	35,871